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For Immediate Release


                  CRUISE AMERICA REPORTS ADDITIONAL DAMAGES IN
                               CALIFORNIA LAWSUIT

MESA, Arizona (October 8, 1997) -- Cruise America, Inc. (AMEX: "RVR") today announced that a California jury has awarded punitive damages of approximately $2.6 million in a lawsuit against the Company and one of its subsidiaries, American Land Cruisers of California, Incorporated (ALCCAL), bringing the total amount awarded in the lawsuit, including pre-judgement interest, to approximately $7 million. The plaintiff's motion for attorney's fees is still pending. This one-time event will not have an adverse effect on Cruise America's daily operations, which will continue as normal.

The management of Cruise America believes the jury verdict is unjust and that the damages awarded are inappropriate and excessive. The Company intends to vigorously pursue a reversal of the jury decisions or the elimination of the damages awarded through post-trial motions and through the California Court of Appeal. The action arose out of a claim for an alleged wrongful termination by the Company of a sublease agreement. The lawsuit has been pending since May 1987 and has been tried twice previously. The first trial resulted in a judgement for the plaintiff of approximately $3.5 million that was reversed on appeal and remanded for retrial. The second trial resulted in a net judgement for the Company of $399,000, which was reduced on appeal and again remanded for retrial. Pending appeal, the Company intends to take a one-time charge to establish a reserve for damages in its second fiscal quarter, which ends October 31, 1997.

Cruise America, Inc. believes that it is one of the largest companies in North America specializing in the rental and sale of recreational vehicles, including motorhomes, truck campers and motorcycles. The Company's common stock trades on the American Stock Exchange under the ticker symbol "RVR."


              Company contact: Randall Smalley, CEO (602) 464-7300


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                  11 WEST HAMPTON AVENUE / MESA, ARIZONA 85210
                    PHONE: (602) 464-7300 FAX: (602) 464-7302
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